Contact: Robert E. Rout

Senior Executive Vice President

Chief Financial Officer

and Secretary

724-465-1487

TO BE RELEASED:

9:00 a.m., Tuesday, October 17, 2006

S & T Bancorp, Inc. Announces Earnings

Indiana, Pennsylvania - S & T Bancorp, Inc. (NASDAQ:STBA) today announced earnings for the third quarter and year-to-date 2006. Diluted earnings per share were $0.57 in the third quarter of 2006 as compared to $0.54 for the third quarter of 2005, representing a 6 percent increase. Net income was $14.7 million in the third quarter of 2006, as compared to $14.4 million for the same period of 2005. Annualized return on average assets and return on average equity was 1.77 percent and 16.95 percent, respectively, for the three months ended September 30, 2006, compared to 1.84 percent and 16.22 percent for the three months ended September 30, 2005.

For the nine months ended September 30, 2006, net income totaled $40.1 million and diluted earnings per share were $1.54, compared to $43.7 million of net income and $1.63 diluted earnings per share for the nine months ended September 30, 2005. Annualized return on average assets and return on average equity for the nine months ended September 30, 2006 were 1.65 percent and 15.40 percent, respectively, compared to 1.91 percent and 16.64 percent for the same period in 2005.

James C. Miller, chairman and chief executive officer commented, "I am pleased with our performance this quarter given the net interest income challenges presented by an inverted yield curve. Especially encouraging is the continued expansion of fee revenue sources in retail, insurance and wealth management activities".

Net interest income, on a fully taxable equivalent basis, increased by approximately $0.5 million or 2 percent for the third quarter of 2006 as compared to $29.5 million for the same period of 2005. Net interest income on a fully taxable equivalent basis for the nine months ended September 30, 2006 was $88.4 million, as compared to the $87.1 million for the nine months ended September 30, 2005. The net interest margin, on a fully taxable equivalent basis for 2006, was 3.87 percent, 3.82 percent and 3.88 percent for the third quarter, second quarter and nine months ended September 30, respectively. For the same periods in 2005, the net margin was 4.03 percent, 4.10 percent and 4.07 percent, respectively.

Earning assets have increased $138.9 million over the past 12 months, primarily driven by a $148.9 million or 8 percent increase in commercial lending. Loan balances decreased $7.1 million in third quarter 2006 as compared to the second quarter 2006 primarily due to a significant number of seasoned commercial real estate credits refinancing in the secondary market. Investment securities were reduced over the same 12-month period by $68.1 million. Deposits increased $229.5 million or 10 percent over the same 12-month period.

Noninterest revenue, excluding investment security gains, increased 11 percent or $2.6 million for the nine-month period ended September 30, 2006, as compared to the same year ago period, primarily due to revenue increases in retail, wealth management, insurance, letters of credit and debit/credit card activities. Offsetting these increases was a $0.6 million reduction in mortgage banking revenues due to the slowing of residential mortgage lending activities in the market.

Equity security gains for the first nine months of 2006 were $4.3 million, a $0.5 million increase from the same period of 2005 due to more market opportunities this period and strategic repositioning of the portfolios. The equity securities portfolio has a market value of $55.8 million and net unrealized gains of $16.6 million at September 30, 2006, as compared to values of $65.1 million and $19.7 million, respectively, at December 31, 2005.

Noninterest expense increased $4.3 million or 9 percent for the first nine months of 2006 as compared to the 2005 period. Salaries and employee benefit expense increased $1.1 million, or 4 percent, for the first nine months of 2006 as compared to the 2005 period due to the impact of normal merit increases, the addition of 19 average full-time equivalent staff to implement new strategic initiatives and expand retail facilities and the effect of implementing Financial Accounting Standards Board Statement No. 123(R), "Share-Based Payment".

Occupancy and equipment expense was relatively unchanged during the 2006 year-to-date period. Data processing expense increased $0.4 million as a result of new and expanded product offerings.

Other expenses increased $2.6 million during the nine month period ending September 30, 2006 as compared to the same period of 2005. The major components of the increases between the periods are $0.9 million of write-downs for properties acquired through foreclosure, a $0.5 million contribution to the S & T Charitable Foundation, $0.4 million of revenue received in 2005 for a historical rehabilitation tax credit partnership, $0.2 million of increased legal expense, a $0.1 million sales and use tax refund received in 2005 and $0.4 million increase in the reserve for unfunded commitments.

The efficiency ratio, which measures noninterest expense to noninterest income, excluding security gains, plus net interest income on a fully taxable equivalent basis, was 44 percent and 42 percent, respectively for the nine-month periods ended September 30, 2006 and 2005.

Asset quality continues to be an important area of focus. Nonperforming assets totaled $17.7 million or 0.54 percent of total assets at September 30, 2006 as compared to $24.5 million or 0.74 percent at June 30, 2006 and $14.9 million or 0.47 percent at December 31, 2005. Net loan charge-offs for the first nine months of 2006 were $12.4 million or 0.64 percent of average loans on an annualized basis compared to $0.7 million or 0.04 percent for the first nine months of 2005.

Included in third quarter 2006 net charge-offs is $7.2 million for a commercial credit that was classified as nonperforming in the second quarter 2006 and assigned a specific allowance for loan loss reserve of $7.1 million at that time. The remaining $6.0 million loan balance for the credit is believed to be adequately collateralized.

The allowance for loan losses at September 30, 2006 was $32.7 million or 1.25 percent of total loans as compared to $36.6 million or 1.47 percent at December 31, 2005. In the third quarter of 2006, S &T recorded a provision for loan loss of $1.4 million as compared to a provision for loan loss of $3.0 million in the third quarter of 2005. For the nine months ended September 30, 2006, the provision for loan loss was $8.6 million as compared to $3.5 million for the nine months ended September 30, 2005. The provision for loan loss is based upon management's detailed quarterly analysis of the adequacy of the allowance for loan losses.

Miller added, "We continue to be very aggressive in dealing with potential problem loans. This is especially important since our commercial lending niche is a high growth component of our relationship banking strategy".

S & T Bancorp, Inc. declared a common stock quarterly dividend of $0.29 per share on September 18, 2006 which is payable on October 25, 2006 to shareholders of record as of September 29, 2006. This dividend represents a 4 percent increase over the $0.28 per share quarterly dividend declared a year ago and a 4 percent projected annual yield utilizing the September 29, 2006 closing market price of $32.50. During the third quarter 2006, S & T Bank issued $25 million of junior subordinated debt securities in a pooled transaction at a rate of 6.78 percent.

The S & T Bancorp, Inc. Board of Directors previously authorized a stock buyback program for 2006 of up to one million shares, or approximately 4 percent of shares outstanding. During 2006, S & T repurchased 999,000 shares under this program at an average cost of $34.20 per share. On October 16, 2006, the S & T Bancorp, Inc. Board of Directors authorized a new stock buyback program until September 30, 2007 of an additional one million shares.

Headquartered in Indiana, PA, S & T Bancorp, Inc. operates 49 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.3 billion, S & T Bancorp stock trades on the NASDAQ Global Select Market under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S & T Bancorp, Inc. and subsidiaries.